EXHIBIT 10.6

NONCOMPETITION, NONSOLICITATION AND STOCK SALE

FORBEARANCE AGREEMENT

This NONCOMPETITION, NONSOLICITATION AND STOCK SALE FORBEARANCE AGREEMENT (this “Agreement”), dated as of January 18, 2006, is by and among Allscripts Healthcare Solutions, Inc., a Delaware corporation (the “Parent”), John P. McConnell (“JPM”) and McConnell Venture Partners Fund, LLC (together with JPM, the “Shareholders”).

WHEREAS, the Shareholders are the owners of capital stock (the “Shares”) of A4 Healthcare Solutions, Inc., a North Carolina corporation (the “Company”);

WHEREAS, Parent, Quattro Merger Sub Corp., a North Carolina corporation and a wholly-owned subsidiary of Parent (“Sub”), the Company and the shareholder representative named therein propose to enter into an Agreement of Merger (the “Merger Agreement”), which provides, upon the terms and subject to the conditions thereof, for the merger of Sub with and into the Company (the “Merger”);

WHEREAS, as an inducement to Parent and Sub to enter into the Merger Agreement, Parent has requested that the Shareholders enter into, and in order to induce Parent and Sub to enter into, the Merger Agreement the Shareholders have agreed to enter into certain arrangements with respect to the Shareholders’ business activities following the Merger; and

WHEREAS, the execution of the Merger Agreement by Parent and Sub is a precondition for the Shareholders to receive any consideration in connection with the Merger;

NOW, THEREFORE, in consideration of the premises, the mutual promises set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Effectiveness of Agreement. This Agreement shall become effective as of the time of effectiveness of the Merger (the “Effective Time”), and this Agreement shall terminate upon the termination of the Merger Agreement in accordance with the terms thereof.

2. Restrictive Covenants.

2.1. Confidentiality. Each Shareholder understands and acknowledges that such Shareholder has had access to and has learned (a) information proprietary to the Company and the Subsidiaries with respect to the business of developing, marketing or providing (i) clinical information software or systems, including emergency department information systems, (ii) electronic medical records software or systems, (iii) physician practice management software or systems, (iv) care management solutions, (v) healthcare disaster recovery solutions, or (vi) patient portal solutions (the “Business”) and (b) other information proprietary to the Company and its subsidiaries, including, without limitation, trade secrets, processes, patent and trademark applications, product development, price, customer and supply lists, pricing and marketing plans, policies and strategies, details of client and consultant contracts, operations methods, product development techniques, business acquisition plans and all other confidential information with respect to the Business (collectively, “Proprietary Information”). Each Shareholder agrees that, from and after the Effective Time for a period of four (4) years thereafter, such Shareholder (i) will keep confidential all Proprietary Information, (ii) will not, directly or indirectly, disclose any Proprietary Information to any third party or use any Proprietary Information in any way and (iii) will not, directly or indirectly, misuse, misappropriate or exploit any Proprietary Information in any way. The restrictions contained in this Section 2.1 shall not apply to any information which (x) is at the Effective Time or thereafter becomes available to the public other than as a result of a disclosure, directly or indirectly, by the Shareholders, or (y) is required to be disclosed by applicable requirements of law, provided that, in such event, each Shareholder shall use reasonable efforts to give reasonable advance notice of such requirement to Parent to enable Parent or the Company to seek a protective order or other appropriate remedy with respect to such disclosure.

2.2. Restrictions on Competitive Activities. Each Shareholder further agrees that, from and after the Effective Time for a period of four years thereafter, each Shareholder shall not, directly or indirectly, (whether as principal, agent, employee, consultant, independent contractor, partner or otherwise) own, manage, operate, control, participate in, perform services for or otherwise carry on a business similar to or competitive with the Business anywhere in the United States (it being understood by the parties hereto that the Business is not limited to any particular region because such Business has been conducted by the Company throughout the United States and the prohibited activities may be engaged in effectively from any location in the United States). Notwithstanding the foregoing, nothing set forth in this Section 2.2 shall prohibit each Shareholder from owning not in excess of two percent (2%) in the aggregate of any class of capital stock of any corporation if such stock is publicly traded and listed on any national or regional stock exchange or on the Nasdaq Stock Market.

2.3. Restrictions on Solicitation; No-Hire. Each Shareholder further agrees that, from and after the Effective Time for a period of three (3) years thereafter, each Shareholder shall not, directly or indirectly: (a) deliberately take any action that would interfere with (i) any contractual or customer relationship of the Company or its Affiliates in respect of the Business or (ii) any relationship of the Company or its Affiliates with its respective employees in respect of the Business or (b) solicit the services of or hire (as employee, consultant or otherwise) or seek to cause to leave the employ of the Company or any of its Affiliates any employee of the Company during employment of such employee by the Company or its Affiliates. For purposes of this Agreement, “Affiliate” shall mean, with respect to any person, any other person which directly or indirectly controls, is controlled by or is under common control with such person. Notwithstanding the foregoing, each Shareholder shall not be subject to the restrictions contained in this Section 2.3 with respect to each of John McConnell, Jr., Rob Brady, Laura Brady and Faith Jennings.

2.4. Remedies. In the event any Shareholder violates any of its obligations under this Section 2, Parent or the Company may proceed against such Shareholder in law or in equity for such damages or other relief as a court may deem appropriate. Each Shareholder acknowledges that a violation of this Section 2 may cause Parent or the Company irreparable harm which may not be adequately compensated for by money damages. Each Shareholder therefore agrees that in the event of any actual or threatened violation of this Section 2, Parent or the Company shall be entitled, in addition to other remedies that it may have, to a temporary restraining order and to preliminary and final injunctive relief against such Shareholder to prevent any violations of this Section 2, without the necessity of posting a bond. The prevailing party in any action commenced under this Section 2 shall also be entitled to receive reasonable attorneys’ fees and court costs. It is the intent and understanding of each party hereto that if, in any action before any court or agency legally empowered to enforce this Section 2, any term, restriction, covenant or promise in this Section 2 is found to be unreasonable and for that reason unenforceable, then such term, restriction, covenant or promise shall be deemed modified to the extent necessary to make it enforceable by such court or agency.

3. Stock Sale Forbearance. Each Shareholder hereby covenants and agrees that, for a period of one year beginning on the Closing Date (as defined in the Merger Agreement), such Shareholder will not, without the prior written consent of Parent, offer, sell, contract to sell, pledge or otherwise dispose of (or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition by such Shareholder or any Affiliate of such Shareholder of), directly or indirectly, any shares of common stock, par value $0.01 per share, of Parent (“Parent Common Stock”) acquired by such Shareholder in connection with the Merger (the “Merger Shares”); provided, however, that if after the six-month anniversary of the Effective Time, the closing price of shares of Parent Common Stock is in excess of $20 per share for 10 consecutive trading days (the “Trading Price Condition”), each Shareholder shall be entitled to sell up to an aggregate of 5% of such Shareholder’s Merger Shares in any three-month period commencing on the date on which the Trading Price Condition is achieved.

4. Release. Except as set forth in the following sentence and subject to the limitations set forth therein, each Shareholder will, and hereby does, effective as of the Effective Time, release and forever discharge the Company, A4 Realty, LLC, a North Carolina limited liability company (“Subsidiary”), and their respective officers, directors, employees, Affiliates, agents and representatives from any and all actions, suits, debts, liens, sums of money, accounts, judgments, claims and demands whatsoever, at law or in equity, either in contract or in tort, whether known or unknown, on account of, arising out of or relating to any act or omission of any kind or character whatsoever of the Company, Subsidiary or any predecessor of the Company or Subsidiary occurring on or prior to the effective date of the Merger (the “Effective Date”) or any operations of the Company’s, Subsidiary’s or any of their respective predecessor’s businesses on or prior to the Effective Date, including the calculation and payment of any and all accrued and unpaid dividends with respect to any Shares; provided, however, that such claims shall not include claims arising solely out of the Merger Agreement and/or any agreement, instrument, or document being or to be executed and delivered by the Shareholder under the Merger Agreement. Notwithstanding the foregoing, each Shareholder reserves any rights such Shareholder may now have or ever has had in its capacity, if applicable, as a director, officer, employee or agent of the Company or Subsidiary to be indemnified against liabilities, or to benefit from provisions limiting such Shareholder’s liability, to the extent provided in the Amended and Restated Articles of Incorporation of the Company, the Company’s Bylaws or any indemnification agreements entered into between the Company or Subsidiary and such Shareholder.

5. Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be deemed given or delivered when delivered personally or three (3) business days after being sent by registered or certified mail or by private overnight courier addressed as follows:

If to Parent, to:

Allscripts Healthcare Solutions, Inc.

222 Merchandise Mart Plaza

Suite 2024

Chicago, Illinois 60654

Attention: President

with a copy to:

Sidley Austin LLP

One South Dearborn Street

Chicago, Illinois 60603

Attention: Gary D. Gerstman

if to either Shareholder to:

John P. McConnell

1108 Silver Oaks Court

Raleigh, North Carolina 27614

with a copy to:

Wyrick Robbins Yates & Ponton LLP

4101 Lake Boone Trail, Suite 300

Raleigh, North Carolina 27607

Attention: Larry E. Robbins

or to such other address as such party may indicate by a notice delivered to the other party hereto.

6. Miscellaneous.

6.1. Amendment; Waiver. This Agreement shall not be amended, modified or supplemented except by a written instrument signed by an authorized representative of each of the parties hereto. No failure to exercise, and no delay in exercising, any right, power or privilege hereunder shall operate as a waiver thereof. No waiver of any breach of any provision of this Agreement shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision.

6.2. Binding Effect; Assignment. The rights and obligations of this Agreement shall bind and inure to the benefit of any successor of Parent by reorganization, merger or consolidation, or any assignee of all or substantially all of Parent’s business and properties. Parent may assign its rights and obligations under this Agreement to any of Parent’s Affiliates without the consent of the Shareholders. Each Shareholder’s rights or obligations under this Agreement may not be assigned by such Shareholder.

6.3. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

6.4. Jurisdiction. Each party irrevocably agrees that any action, suit or proceeding arising out of or related to this Agreement shall be brought only in a federal or state court located in Chicago, Illinois (and waives any objection based on forum non conveniens or any other objection to venue therein), and the specific choice between the foregoing shall be determined by the party initiating such action, suit or proceeding. Each party hereto waives any right to a trial by jury in connection with any such action, suit or proceeding.

6.5. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws (as opposed to the conflicts of law provisions) and public policy of the State of Illinois.

6.6. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

6.7. Entire Agreement. This Agreement constitutes the entire understanding and agreement of the parties with respect to the subject matter of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed the day and year first above written.

ALLSCRIPTS HEALTHCARE SOLUTIONS, INC.

By:	/s/ Lee Shapiro
Name:	Lee Shapiro
Title:	President

JOHN P. MCCONNELL

/s/ John P. McConnell
John P. McConnell

MCCONNELL VENTURE PARTNERS FUND, LLC

By:	/s/ John P. McConnell
Name:	John P. McConnell
Title:	Partner

Noncompetition, Nonsolicitation and Stock Sale Forbearance Agreement